                EXHIBIT 11.1 - COMPUTATION OF PER SHARE EARNINGS



                      Advanced Communication Systems, Inc.
                         Pro forma Net Income Per share

               (in thousands, except share and per share data)

                                                                       Year Ended              Three Months Ended
                                                                      September 30,                December 31,
                                                                          1996                         1996
                                                                     ---------------              -------------
Weighted average common stock outstanding                                 3,732,750                  3,738,033

Common stock equivalent                                                      75,330                     50,220

Stock options* issued during twelve months
   immediately preceding the offering date (using the
   treasury stock method and the estimated mid-point
   of the proposed initial public offering price per share)                 122,750                    122,750

Stock issued to satisfy S corporation distribution in
   excess of fiscal 1996 earnings based on the
   estimated initial public offering price per share                        309,500                    309,500
                                                                     ---------------              -------------

      Pro forma weighted average shares                                   4,240,330                  4,220,503
                                                                     ===============              =============

Pro forma net income                                                  $       1,162                $       328
                                                                     ===============              =============

Pro forma net income per share                                        $        0.27                $      0.08
                                                                     ===============              =============



* includes options to purchase 115,000 shares of common stock issued on January 2, 1997.